UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act
Date of Report (Date of earliest event reported): January 7, 2008
AMERICAN REALTY INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15663	75-2847135
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File No.)	Identification No.)

1800 Valley View Lane, Suite 300
Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 469-522-4200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01. Other Events
     On October 19, 2007, the Registrant and Basic Capital Management, Inc. (“BCM”) participated in mediation proceedings which resulted in a Stipulation of Settlement with The Fansler Foundation (“Fansler”) in the action styled The Fansler Foundation v. American Realty Investors, Inc. and Basic Capital Management, Inc., pending in the United States District Court, Eastern District of California. Such Stipulation of Settlement (which was subject to the preparation of formal documentation) provided that the parties would cooperate fully to obtain an order for dismissal of the case provided that the parties will cooperate to ensure Plaintiff may have such stipulation filed in an appropriate court. Under the terms of the Stipulation of Settlement, at the time of execution of a formal agreement covering same (which occurred January 7, 2008), the Plaintiff shall surrender or assign at the defendants option, 1,600,000 shares of Series A Cumulative Convertible Preferred Stock (the “Series A Stock”) originally issued by the Registrant to the Plaintiff in exchange for payment to Plaintiff of $26,000,000 payable $4.5 million no later than 30 days after execution of the formal settlement agreement (February 6, 2008), $4 million payable no later than 120 calendar days after execution of the formal settlement agreement (April 4, 2008) with a balance of $17,500,000 payable in ten quarterly payments of $1,750,000 each beginning June 1, 2008 with interest at 8% simple interest per annum with a proviso that if the full outstanding balance is paid in full on or before September 1, 2008, all interest is waived. If interest is ultimately to be paid on such amount, such interest is payable with the final quarterly payment. Both the Registrant and BCM are to execute a stipulation for entry of judgment which may only be filed in the case upon default after a 20 day grace period after which the Plaintiff is to give notice of default to the defendants which will then have 5 business days to cure any such default. The Stipulation of Settlement is now embodied in a final Settlement Agreement and Mutual Release which was finally executed on January 7, 2008 by the last party; it brought an end to litigation existing between the parties since February 2004. The Settlement Agreement has no effect upon any other holder of Series A Stock issued by the Registrant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this report to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: January 18, 2008	AMERICAN REALTY INVESTORS, INC.
	By:	/s/ Steven A. Abney
Steven A. Abney, Executive Vice
President and Chief Financial Officer